COORS BREWING COMPANY
    1997 ANNUAL MANAGEMENT INCENTIVE COMPENSATION PLAN (MIC)

PARTICIPANTS:

All employees in Paygroup 90 will participate in an annual incentive program known as the Management Incentive Compensation Plan (the "Plan").

Participants who are newly hired or promoted into an eligible position during the Plan year will be eligible to receive a pro-rata share of the incentive payment based on the number of calendar days spent in an eligible position divided by the actual number of days during the year of the Plan.

ANNUAL INCENTIVE PROGRAM TARGET LEVELS AS A PERCENT OF BASE
SALARY AS OF 1-1-97 OR PLAN ENTRY DATE IF LATER:

                   Total On Target
Position           Bonus Potential
CEO/COO                  50%
Sr. VP Staff *           40%
Sr. VP Line**            40%
Vice President           30%
Other PG90               25%

* Staff = Sr. VP, HR; Sr. VP, Corporate Development; Sr. VP,
CFO,Sr. VP, CLO
** Line = Sr. VP, Sales; Sr. VP O&T; General Manager Unibev; Sr.
VP, Chief International Officer; Sr. VP, Marketing

BONUS PAYOUT PARAMETERS:

The Chief Executive Officer (CEO) and Chief Operating Officer
(COO) will be measured on Company financial performance only. All other participants will be evaluated based on two components, the achievement of Company financial performance goals and individual performance goals. The percentages of the total potential bonus are:

                         Company     Individual
Position                Component     Component
CEO/COO                   100%           0%
Sr. VP Staff               60%          40%
Sr. VP Line                50%          50%
Vice President             40%          60%
Other PG90                 40%          60%

If the Company financial goals are achieved, each participant will receive the portion of the bonus based on the Company component. None of the Company portion will be paid if pre-tax income falls below a minimum of 75% of the target financial goal. The amount of the Company component will be reduced 2% from target for each 1% that actual results fall below the target pretax income goal. For each 1% the Company pretax income exceeds the target goal, the target Company component will increase 2%.

COMPANY FINANCIAL TARGETS:

Annual Company financial goals will be measured based on pre-tax income for 1997 after incentive plan payouts (in millions).

Minimum       Target      Maximum
$59.25         $79        $118.5

INDIVIDUAL PERFORMANCE GOALS:

The other portion of the bonus is based on achievement of individual performance goals. The individual portion of the bonus is not dependent on fulfillment of Company financial goals. Individual performance payouts will be based on an individual incentive multiplier of between 0 and 150%, multiplied by the amount equal to the dollar amount of the individual performance component at target:

Above Target        125-150%
On Target               100%
Below Target           0-70%

Individual performance goals will be documented and agreed upon by February 1 of the Plan year. Each participant will meet with his or her immediate supervisor to develop individual goals in support of the Company strategies. These goals will be written and signed off by the participant and the supervisor before implementation. All individual goals must be reviewed and approved by the COO or the CEO. At the end of the Plan year each supervisor must submit in writing the results of each individual performance goal and the individual performance multiplier.

FORM AND TIMING OF PAYMENTS:

At the end of the plan year final awards will be calculated. Payments will be made in cash as soon as practicable after the end of the plan year.

FEDERAL, STATE AND FICA TAX WITHHOLDING:

The Company will be required to withhold all applicable federal, state and FICA income taxes on the awards.

TAX TREATMENT:

Participants realize taxable income at the date the incentive payout is received.

DISCLAIMER:

Coors Brewing Company reserves the right to change, amend or terminate this Plan at any time, for any reason at its sole discretion. This Plan supersedes all prior documentation relating to the Annual Management Incentive Compensation Plan.

NOT EMPLOYMENT CONTRACT:

At no time is this plan to be considered an employment contract between the participants and the Company. It does not guarantee participants the right to be continued as an employee of the Company. It does not effect a participants right to leave the Company or the Company's right to discharge a participant.

TERMINATION PROVISIONS:

Participants must be on the payroll as of 1-1-98 to receive payment. Any exceptions must be approved by the CEO.